Exhibit 3.33

STATE OF DELAWARE

CERTIFICATE OF MERGER

OF

HUGHES PLUMBING GROUP, INC.,

a California corporation,

INTO

APEX SUPPLY COMPANY, INC.,

a Delaware corporation

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Apex Supply Company, Inc., a Delaware corporation (the “Surviving Corporation”), and the name of the corporation being merged into the Surviving Corporation is Hughes Plumbing Group, Inc., a California corporation (the “Merging Corporation”).

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the Surviving Corporation is Apex Supply Company, Inc., which shall be changed to HD Supply Plumbing/HVAC Group, Inc. in accordance with the following paragraph.

FOURTH: The Certificate of Incorporation of the Surviving Corporation at the effective date of the merger shall be the Certificate of Incorporation of the Surviving Corporation, except that Article I thereof, relating to the name of the Surviving Corporation, is hereby amended and changed so as to read as follows at the effective date and time of the merger:

“Article I.

The name of the Corporation is HD Supply Plumbing/HVAC Group, Inc.”

FIFTH: The merger is to become effective on December 31, 2006.

SIXTH: The Agreement of Merger is on file at 3445 Paces Ferry Road, C-20, Atlanta, GA 30339, an office of the Surviving Corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the constituent corporations.

EIGHTH: The authorized stock and par value of the Merging Corporation is 5,000,000 authorized common stock, no par value.

IN WITNESS WHEREOF, said Surviving Corporation has caused this certificate to be signed by an authorized officer, the 21 day of December, 2006.

APEX SUPPLY COMPANY, INC.,
a Delaware corporation

By:	/s/David Bearman
David Bearman, Assistant Treasurer

CERTIFICATE OF INCORPORATION

OF

APEX SUPPLY COMPANY, INC.

Article I.

The name of the Corporation is Apex Supply Company, Inc.

Article II.

The address of the initial registered office of the Corporation shall be Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware. The initial registered agent of the Corporation at such address shall be The Corporation Trust Company.

Article III.

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law and the Corporation shall have all powers necessary to engage in such acts or activities, including, but not limited to, the powers enumerated in the Delaware General Corporation Law, or any amendment thereto.

Article IV.

The aggregate number of shares that the Corporation shall have authority to issue is 1000, all of which shall be shares of common stock without par value.

Article V.

The name and address of the incorporator is Shawnna E. Wilson, King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303.

Article VI.

The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of the stockholders or until a successor is elected and qualified are as follows:

Laurence B. Appel

W. Andrew McKenna

Carol B. Tomé

c/o The Home Depot, Inc.

2455 Paces Ferry Road, Building C-20

Atlanta, Georgia 30305

Article VII.

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw whether adopted by them or otherwise.

Article VIII.

No Director shall have any personal liability to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a Director, by reason of any act or omission occurring subsequent to the date when this provision becomes effective, except that this provision shall not eliminate or limit the liability of a Director (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for liabilities of a Director imposed by Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the Director derived an improper personal benefit.

Article IX.

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present from or as hereafter amended are granted subject to the rights reserved in this article.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this 13th day of December, 1999.

/s/Shawnna E. Wilson
Shawnna E. Wilson
Incorporator

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